Exhibit 10.42

[ROTH LETTERHEAD]

September 30, 2020

STRICTLY CONFIDENTIAL

Suying Liu

Mountain Crest Acquisition Corp.

311 West 43rd Street, 12th Floor

New York, NY 10036

Re:     Joinder Letter Agreement

Dear Mr. Liu:

This letter will confirm our understanding (this “Joinder Agreement”) that Mountain Crest Acquisition Corp. (the “Company”) and Craig-Hallum Capital Group LLC (“Craig-Hallum”) have agreed to add Roth Capital Partners, LLC (“Roth”) as a party to that certain letter agreement, dated July 22, 2020, by and between the Company and Craig-Hallum (“Engagement Agreement”). Pursuant to the terms of this Joinder Agreement, Roth shall be added to the Engagement Agreement as co-placement agent and co-financial advisor with Craig-Hallum in connection with (i) a proposed merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination by the Company and/or one of its subsidiaries with Playboy Enterprises, Inc. and/or one or more of the subsidiaries or affiliates of Playboy (the “Business Combination”) and/or (ii) a proposed private placements, backstop financings, or other financings by the Company of equity or equity-linked securities, convertible securities, or debt of the Company (an “Offering”), which Offerings are being made in relation to, or in connection with, the Business Combination.

Notwithstanding anything to the contrary set forth in the Engagement Agreement, the parties hereto agree that Craig-Hallum and Roth shall be deemed exclusive co-placement agents and financial advisors and each shall be entitled to receive 50% of the economics paid by the Company pursuant to the Engagement Agreement.

The parties hereby agree that upon execution of this Joinder Agreement (a) Craig-Hallum and Roth shall be exclusive co-placement agents and co-financial advisors under the Engagement Agreement, (b) Roth shall have all the same rights and obligations of Craig-Hallum under the Engagement Agreement as fully and to the same extent as if Roth was an original signatory to the Engagement Agreement and (c) each party shall be deemed to have made the representations and warranties set forth in the Engagement Agreement as of the date of execution and delivery of this Joinder Agreement.

The Engagement Agreement and this Joinder Agreement shall not be modified, amended or terminated without the prior written consent of each of the parties hereto.

Roth understands that the Company is a blank check company formed for the purpose of consummating a business combination as described in the Company’s final prospectus, dated June 6, 2020 (the “Prospectus”). Roth further understands that the Company has established a trust account in the United States, maintained by Continental Stock Transfer & Trust Company acting as trustee currently in an amount of approximately $58.6 million for the benefit of its public stockholders (the "Trust Account”), and that the Company does not have access to the funds in such Trust Account except under the circumstances set forth in the Prospectus. Roth agrees that if, the Business Combination is not consummated, notwithstanding anything to the contrary in this Joinder Agreement, it does not have any right, title, interest or claim of any kind in or to (i) any assets in the Trust Account, (ii) assets of the Company to the extent such right, title, interest or claim would impair the amounts in the Trust Account or (iii) assets distributed from the Trust Account to the public stockholders (each such right, title, interest or claim a "Claim"); including any Claim arising out of any other section of this Joinder Agreement Roth may have in the future as a result of, or arising out of, this Joinder Agreement or any other negotiations, contracts or agreements with the Company, and will not seek recourse against the Trust Account or the Company's public stockholders for any reason whatsoever.

This Joinder Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Craig-Hallum and Roth.

All notices and other communications required hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex; or upon deposit with the United States Post Office, by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (i) if to the Company or Craig-Hallum, as set forth and required in the Engagement Agreement, or (ii) if to Roth, to Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, Attention: Richard Platt, Chief Compliance Officer and General Counsel, or at such other address as Roth shall have furnished to the Company.

This Joinder Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron Gurewitz
Name:	Aaron Gurewitz
Its:	Head of Equity Capital Markets

Accepted as of the date first above written:

Mountain Crest Acquisition Corp.

By:	/s/ Suying Liu
Name:	Suying Liu
Its:	CEO

Craig-Hallum Capital Group LLC

By:	/s/ Rick Hartfiel
Name:	Rick Hartfiel
Its:	Head of Investment Banking